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                             AMRESCO CAPITAL TRUST

                 EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               Period from
                                                             February 2, 1998
                                                                 through
                                                               December 31,
                                                                   1998
                                                             ---------------
Basic:
    Net income available to common shareholders                $      3,952
                                                               ============

    Weighted average common shares outstanding                        7,027
                                                               ============

    Basic earnings per common share                            $       0.56
                                                               ============

Diluted:
    Net income available to common shareholders                $      3,952
                                                               ============

    Weighted average common shares outstanding                        7,027
    Effect of dilutive securities:
      Restricted shares                                                   4
      Net effect of assumed exercise of stock options                    --
                                                               ------------
    Adjusted weighted average common shares outstanding               7,031
                                                               ============

    Diluted earnings per common share                          $       0.56
                                                               ============